Exhibit 7

CONSULTATION UNDERSTANDING

dated as of 14 April 2021

between and among

EXOR N.V., a Dutch public limited liability company (naamloze vennootschap) with corporate seat (statutaire zetel) in Amsterdam, the Netherlands (“EXOR”)

- on one side

and

PEUGEOT 1810 S.A.S., a French société par actions simplifiée with registered office in Neuilly-sur-Seine, France, 528 818 073 R.C.S. Nanterre (“Peugeot 1810”)

- on the other side

(EXOR and Peugeot 1810 are jointly referred to as the “Parties” and each a “Party”)

WHEREAS

(a)
Stellantis N.V., a Dutch public limited liability company (naamloze vennootschap) with corporate seat (statutaire zetel) in Amsterdam, the Netherlands (“Stellantis”), is the company resulting from the cross-border merger (the “Combination”) of Peugeot S.A., a French société anonyme with registered office at 7, rue Henri Saint-Claire Deville, 92563 Rueil-Malmaison, France (“PSA”) with and into Fiat Chrysler Automobiles N.V., a Dutch public limited company (naamloze vennootschap) with corporate seat (statutaire zetel) in Amsterdam, the Netherlands (“FCA”) pursuant to the combination agreement entered into on 17 December 2019 by FCA and PSA aiming at creating one of the largest automotive OEM’s by volume and by revenue, and an industry leader in the new era of sustainable mobility.

(b)	The Combination became effective on 16 January 2021. FCA changed its name into Stellantis on 17 January 2021.

(c)	At the date hereof, (i) EXOR owns 14.4 percent of the outstanding capital of Stellantis and (ii) Peugeot 1810 owns 7.2 percent of the outstanding capital of Stellantis.

(d)
On the terms and subject to the conditions of this understanding (the “Understanding”), the Parties, in furtherance of the long-standing tradition of the Agnelli and Peugeot families in the automotive industry and in view of them being long-term, engaged reference shareholders of Stellantis valuing the importance of good and efficient corporate governance, wish to establish a process to enable them to consult with one another on a cooperative and voluntary basis ahead of General Meetings.

NOW THEREFORE, in consideration of the recitals above which form part of this Understanding, the Parties agree and covenant as follows:

1.	DEFINITIONS

1.1	In this Understanding, the following terms shall have the meaning specified below:

“Combination” has the meaning set out in recital (a);

“Effective Date” has the meaning set out in clause 3.1;

“EXOR” has the meaning set out in the introductory paragraph;

“FCA” has the meaning set out in recital (a);

“General Meeting” has the meaning set out in clause 2.1;

“Initial Term” has the meaning set out in clause 3.2;

“Party” and “Parties” have the meaning set out in the introductory paragraph;

“Peugeot 1810” has the meaning set out in the introductory paragraph;

“PSA” has the meaning set out in recital (a);

“Stellantis” has the meaning set out in recital (a);

“Stellantis Shares” means the common shares of Stellantis;

“Understanding” has the meaning set out in recital (d);

“Undertakings” means the undertaking letters entered into by EXOR with FCA and by Établissements Peugeot Freres S.A. and FFP S.A. with PSA, respectively, on 17 December 2019 setting out, inter alia, certain undertakings of the parties thereto vis-à-vis FCA and PSA in the context of the Combination, and to which Peugeot 1810 has adhered on 18 September 2020.

2.	PRE-GENERAL MEETING CONSULTATIONS

2.1
Within the boundaries and limits set out in the Undertakings and for the purpose of exchanging thoughts and discussing in good faith their respective views on the agenda items put to a vote or for discussion at any General Meeting, representatives of the Parties intend to consult each other, and to meet, timely and in any case at least 7 (seven) days ahead of each meeting of shareholders of Stellantis (a “General Meeting”).

2.2
There is no obligation to reach a common view during the consultation process referred to in clause 2.1 and each Party shall at all times remain free to exercise its voting rights at the General Meeting independently, in its own discretion, and without being bound by any such discussions between them. The Parties further acknowledge that the consultation process referred to in clause 2.1 is not and shall not be based on nor result in a sustained joint voting policy and is not aimed, and shall not be aimed, either at acquiring control of Stellantis, or at frustrating the successful outcome of any offer for Stellantis, and that accordingly such consultations between the Parties will not constitute and should not be classified as acting in concert within the meaning of the Dutch rules for notifying voting rights and share capital interests or the Dutch mandatory offer rules. The Parties hereby agree that they have not, by way of this Understanding or otherwise, formed a “group” (as such term is defined in Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended) for purposes of the U.S. federal securities laws. The Parties further agree that notwithstanding anything herein to the contrary, nothing in this Understanding requires or shall require any Party to take an action that could reasonably be expected to result in the formation of a “group” for purposes of the U.S. federal securities laws.

3.	ENTRY INTO FORCE AND DURATION

3.1	This Understanding is effective as of the date first above written (the “Effective Date”).

3.2
This Understanding shall remain in full force and effect until the 5th (fifth) anniversary of the Effective Date (the “Initial Term”). If neither of the Parties serves to the other a written notice of termination of this Understanding at least 6 (six) months before the end of the Initial Term, then this Understanding shall be renewed automatically for another 5 (five) year period.

3.3	This Understanding shall terminate and cease to have any effect if either Party no longer owns any Stellantis Shares.

4.	ANNOUNCEMENTS AND CONFIDENTIALITY

4.1	The Parties shall agree upon the content of any press release to be issued in connection with the execution of this Understanding.

4.2
The Parties shall keep confidential and not at any time disclose or make known in any other way to anyone whomsoever the existence and terms of this Understanding as well as any information (whether oral or recorded in any medium) obtained in connection with the performance of this Understanding that relates to the other Party, any of its subsidiaries or other affiliates or its shareholding in Stellantis, provided that:

4.2.1	such obligation shall not apply to information which becomes generally known (other than through a breach of this clause) or is known by a Party independent of this relationship;

4.2.2
each Party shall be entitled at all times to disclose such information (i) to the extent required by law or by any competent judicial or regulatory authority or by any recognized stock exchange authority (provided that, so far as practicable and lawful to do so, such Party shall consult with the other Party prior to making such disclosure) or (ii) in legal proceedings to the extent reasonably necessary to exercise its rights under this Understanding;

and

4.2.3
each Party shall, to the extent lawful to do so, be entitled to disclose to its and its affiliates' directors, officers, employees, agents or professional advisers such information as it reasonably deems necessary or appropriate to enable them to carry out their duties (conditional upon any such person being informed of the confidential nature of such information and agreeing to keep such information confidential in accordance with this clause).

5.	MISCELLANEOUS

5.1	Amendments and waivers. No amendment of this Understanding shall be effective unless made in writing signed by or on behalf of all the Parties.

5.2
Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, if sent by registered or certified mail, return receipt requested, or by courier service, or if sent by email:

-        if to EXOR:
EXOR N.V.
Gustav Mahlerplein 25 A
1082 MS Amsterdam
The Netherlands
Attention: John Elkann
Email: j@exor.com

-        if to Peugeot 1810:
Peugeot 1810 S.A.S.
66, Avenue Charles de Gaulle
92200 Neuilly-sur-Seine
France
Attention: Bertrand Finet
Email: bertrand.finet@peugeot-invest.com

or such other address as the Party to be given notice may have notified to the other Party from time to time in accordance with this clause 5.3 for that purpose.

A notice shall be effective, in the absence of earlier receipt, (i) if served by personal delivery or sent by courier service, at the time of delivery, (ii) if sent by registered or certified mail, at the expiration of 7 (seven) days after the time of posting and (iii) if sent by email, at the time the email was sent.

5.3
Headings. The headings contained in this Understanding are for reference purposes only and shall not affect in any way the meaning, or be taken into consideration in the interpretation, of this Understanding.

5.4	Costs and Expenses. Each of the Parties shall bear its own costs and expenses that may arise out of the preparation, execution and implementation of this Understanding.

6.	APPLICABLE LAW AND JURISDICTION

6.1
This Understanding and any matter, claim or dispute arising out of or relating to this Understanding, whether contractual or non-contractual, shall be exclusively governed by and construed in accordance with the laws of The Netherlands.

6.2
Any dispute or claim arising out of or relating to this Understanding, whether contractual or non-contractual, shall be referred to and finally resolved by three (3) arbitrators under the Rules of Arbitration of the International Chamber of Commerce; provided, that the foregoing shall be without prejudice to the right of each Party under section 1074a of the Dutch Code of Civil Procedure, and subject to section 1074d of the Dutch Code of Civil Procedure, to seek interim or conservatory relief before a competent court in Amsterdam, The Netherlands, whether before or after the commencement of any arbitration. Each Party shall appoint one arbitrator and such two (2) arbitrators appointed by the Parties shall appoint the presiding arbitrator upon consultation of the Parties. The place of arbitration shall be Geneva, Switzerland, and the language of arbitration shall be English. Any order for the production or disclosure of documents shall be limited to the documents on which each Party specifically relies in its submission(s).

[signature pages follow]

IN WITNESS WHEREOF, this Understanding has been entered into on the date first written above. It may be executed in any number of counterparts, which has the same effect as if the signatures on the counterparts were on a single copy of this Understanding.

EXOR N.V.

/s/ John Elkann

Name: John Elkann

Title: Chairman and CEO

PEUGEOT 1810 S.A.S.

/s/ Bertrand Finet

Name: Bertrand Finet

Title: CEO of Peugeot Invest (Président of Peugeot 1810 S.A.S.)

/s/ Robert Peugeot

Name: Robert Peugeot

Title: Chairman of the Board of Peugeot Invest and of Peugeot 1810 S.A.S.